Exhibit 10.31

SECURITY AGREEMENT

This Security Agreement is made and entered into this January 12, 2007, by and between BANK OF THE WEST (the “Bank”) and ALPHATEC SPINE, INC. (the “Debtor”).

1.	Grant of Security Interest. The Debtor hereby grants to the Bank a security interest in and to all of the following property (hereinafter collectively referred to as the “Collateral”):

(a) Certificates of Deposit. Certificate of Deposit No(s). ALPHA SP issued by BANK OF THE WEST and all renewals and substitutions thereof, together with all interest accruing thereunder and therefrom.

The Bank’s security interest in the Collateral shall be a continuing lien and shall include all proceeds and products of the Collateral including, but not limited to, the proceeds of any insurance thereon.

Debtor hereby consents to and instructs Bank to file financing statements in all locations deemed appropriate by the Bank from time to time.

The security interest granted to Bank in the Collateral shall not secure or be deemed to secure any Indebtedness of the Debtor to the Bank which is. at the time of its creation, subject to the provisions of any state or federal consumer credit or truth-in-lending disclosure statutes.

2.	The Indebtedness. The Collateral secures payment of the indebtedness owed to the Bank by the Debtor under that certain application and agreement for a standby letter of credit in the approximate amount of ¥200,000,000.00 (Yen) dated January 12, 2007 and the subsequent standby letter of credit in favor of Resona Bank, LTD. (Chigaya Branch) together with any and all modifications, extensions and renewals of such indebtedness (hereinafter collectively referred to as the “Indebtedness”) and performance of all the terms, covenants and agreements contained in this Security Agreement and in any other document, instrument or agreement evidencing or related to the Indebtedness or the Collateral.

The Indebtedness secured hereby shall not include any indebtedness of the Debtor incurred for personal, family or household purposes except to the extent any disclosure required under any consumer protection law (including but not limited to the Truth in Lending Act) or any regulation thereto, as now existing or hereafter amended, is or has been given.

3.	Debtor’s Representations and Warranties. The Debtor hereby makes the following representations and warranties to the Bank, which representations and warranties are continuing:

(a) Status: The Debtor’s correct legal name is as stated in this Agreement and the Debtor is a corporation duly organized and validly existing under the laws of the state of California, and with its chief executive office in the state of California and is properly licensed and is qualified to do business and in good standing in, and, where necessary to maintain the Debtor’s rights and privileges, has complied with the fictitious name statute of every jurisdiction in which the Debtor is doing business.

(b) Authority: The execution, delivery and performance by the Debtor of this Agreement and any instrument, document or agreement required hereunder have been duly authorized and do not and will not: (i) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having application to the Debtor; (ii) result in a breach of or constitute a default under any material indenture or loan or credit agreement or other material agreement, lease or instrument to which the Debtor is a party or by which it or its properties may be bound or affected; or (iii) require any consent or approval of its stockholders or violate any provision of its articles of incorporation or by-laws; or (iv) violate any provision of its partnership agreement; or (v) require any consent or approval of its members or violate any provision of its articles of organization or operating agreement.

(c) Legal Effect. This Security Agreement constitutes, and any document, instrument or agreement required hereunder when delivered will constitute, legal, valid and binding obligations of the Debtor enforceable against the Debtor in accordance with their respective terms.

(d) Fictitious Trade Names: There are no fictitious trade names, fictitious trade styles, assumed business names or trade names (defined herein as “Trade Name”) used by the Debtor in connection with its business operations. The Debtor shall notify the Bank not less than 30 days prior to effecting any change in the matters described herein or prior to using any other fictitious Trade Name at any future date, indicating the Trade Name and state(s) of its use.

(e) Title to Collateral; Permitted Liens. The Debtor has good and marketable title to the Collateral and the same is not now and shall not become subject to any security interest, encumbrance, lien or claim of any third person other than: (i) liens and security interests to secure the Indebtedness or other indebtedness owed to the Bank; (ii) liens for taxes, assessments or similar charges either not yet due or being duly contested in good faith; (iii) liens of mechanics, materialmen, warehousemen or other like liens arising in the ordinary course of business and securing obligations which are not yet delinquent; (iv) liens and security interests which, as of the date hereof, have been disclosed to and approved by the Bank in writing; (v) purchase money liens or purchase money security interests upon or in any property acquired or held by the Debtor in the ordinary course of business to secure indebtedness outstanding on the date hereof or permitted to be incurred hereunder, and (vi) those liens and security interests which in the aggregate constitute an immaterial and insignificant monetary amount with respect to the net value of the Debtor’s assets (collectively “Permitted Liens”).

(f) Financial Statements. All financial statements, information and other data now or hereafter submitted to the Bank in connection with the transaction with respect to which this Security Agreement is entered into are true, accurate and correct and have been or will be prepared in accordance with generally accepted accounting principles consistently applied. Since the most recent submission of any such financial statement, information or other data to the Bank, the Debtor represents and warrants that no material adverse change in the financial condition or operations as disclosed therein or thereby has occurred which has not been fully disclosed to the Bank in writing.

(g) Litigation. Except as have been disclosed to the Bank in writing, there are no actions, suits or proceedings pending or, to the knowledge of the Debtor, threatened against or affecting the Debtor or the Debtor’s properties before any court or administrative agency which, if determined adversely to the Debtor, would have a material adverse effect on the Debtor’s financial condition or operations or on the Collateral.

(h) Taxes. The Debtor has filed all tax returns required to be filed and paid all taxes shown thereon to be due, including interest and penalties, other than taxes which are currently payable without penalty or interest or those which are being duly contested in good faith.

(i) Environmental Compliance. The operations of the Debtor comply, and during the term of this Security Agreement will at all times comply, in all respects with all Environmental Laws; the Debtor has obtained all licenses, permits, authorizations and registrations required under any Environmental Law (“Environmental Permits”) and necessary for its ordinary course operations, all such Environmental Permits are in good standing, and the Debtor is in compliance with all material terms and conditions of such Environmental Permits; neither the Debtor nor any of its present property or operations is subject to any outstanding written order from or agreement with any governmental authority nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material; there are no Hazardous Materials or other conditions or circumstances existing, or arising from operations prior to the date of this Agreement, with respect to any property of the Debtor that would reasonably be expected to give rise to Environmental Claims; provided, however, that with respect to property leased from an unrelated third party, the foregoing representation is made to the best knowledge of the Debtor. In addition, (i) the Debtor does not have any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws, or that are leaking or disposing of Hazardous Materials off-site, and (ii) the Debtor has notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under Title III of CERCLA and all other Environmental Laws.

For the purposes hereof:

(1) “Environmental Claims” shall mean all claims, however asserted, by any governmental authority or other person alleging potential liability or responsibility for violation of any Environmental Law or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non- negligent, sudden or non-sudden, accidental or non-accidental placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from property, whether or not owned by the Debtor, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

(2) “Environmental Laws’ shall mean all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authorities, in each case relating to environmental, health, safety and land use matters; including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the California Hazardous Waste Control Law, the California Solid Waste Management, Resource, Recovery and Recycling Act, the California Water Code and the California Health and Safety Code.

(3) “Hazardous Materials” means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

(j) ERISA: If the Debtor has a pension, profit sharing or retirement plan subject to Employee Retirement Income Security Act of 1974 (“ERISA”), such plan has been and will continue to be funded in accordance with its terms and otherwise complies with and continues to comply with the requirements of ERISA.

4.	Debtor’s Covenants. The Debtor covenants and agrees that, unless the Bank otherwise consents in writing, the Debtor shall at all times:

(a) Maintenance of Insurance. Keep and maintain the Collateral insured for not less than its full replacement value against all risks of loss and damage and maintain such other insurance as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Debtor operates and maintain such other insurance and coverages as may be required by the Bank. All such insurance shall be in form and amount and with companies satisfactory to the Bank. With respect to insurance covering the Collateral, such insurance shall name the Bank as loss payee pursuant to a loss payable endorsement satisfactory to the Bank and shall not be altered or canceled except upon 10 days’ prior written notice to the Bank. Upon the Bank’s request, the Debtor shall furnish the Bank with the original policy or binder of all such insurance.

(b) Inspection Rights and Accounting Records: The Debtor will maintain adequate books and records in accordance with generally accepted accounting principals consistently applied and in a manner otherwise acceptable to Bank, and, at any reasonable time and from time to time, permit the Bank or any representative thereof to examine and make copies of the records and visit the properties of the Debtor and discuss the business and operations of the Debtor with any employee or representative thereof. If the Debtor shall maintain any records (including, but not limited to, computer generated records or computer programs for the generation of such records) in the possession of a third party, the Debtor hereby agrees to notify such third party to permit the Bank free access to such records at all reasonable times and to provide the Bank with copies of any records which it may request, all at the Debtor’s expense, the amount of which shall be payable immediately upon demand. In addition, the Bank may, at any reasonable time and from time to time, conduct inspections and audits of the Collateral and the Debtor’s accounts payable, the cost and expenses of which shall be paid by the Debtor to the Bank upon demand.

(c) Reporting Requirements. Promptly upon the Bank’s request, deliver or cause to be delivered to the Bank such information pertaining to the Debtor, the Collateral or such other matters as the Bank may reasonably request.

(d) Payment of Obligations. Pay all of its liabilities and obligations when due.

(e) Loan-to-Collateral Ratio. The Debtor additionally covenants and agrees that so long as all or any part of the Indebtedness shall remain outstanding, the outstanding principal balance of the Indebtedness shall not be greater than 10% of the value of the Collateral at its then current market value (as determined by the Bank) (the Loan-to-Collateral Ratio). To the extent that such Loan-to-Collateral Ratio is not maintained, the Debtor shall promptly, upon the Bank’s request, assign and pledge to the Bank such additional assets of a character satisfactory to the Bank and having a market value sufficient to reinstate and maintain such Loan-to-Collateral Ratio.

(f) Compensation of Employees. Compensate its employees for services rendered at an hourly rate at least equal to the minimum hourly rate prescribed by any applicable federal or state law or regulation.

(g) Maintenance of Jurisdiction: Debtor shall maintain the jurisdiction of its organization and chief executive office, or if applicable, principal residence, as set forth herein and not change such jurisdiction name or form of organization without 30 days prior written notice to Bank.

(h) Notice: Give the Bank prompt written notice of any and all (i) Events of Default; (ii) litigation, arbitration or administrative proceedings to which any Debtor is a party or which affects the Collateral; (iii) other matters which have resulted in, or might result in a material adverse change in the Collateral or the financial condition or business operations of any Debtor, and (iv) any enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against any Debtor or any of its properties.

5.	Bank’s Rights Without Default. At its option and without any obligation to do so, the Bank may, either in the name of the Bank, the Bank’s nominee or the Debtor:

(a) Collect, endorse and receive all sums, including, but not limited to, dividends and interest, now or hereafter payable upon or on account of the Collateral.

(b) Enter into any agreement relating to or affecting the Collateral and, in connection therewith, the Bank may surrender control of any such Collateral, accept other property in exchange for such Collateral, and do and perform such acts as it deems proper. Any money or property received in exchange for any such Collateral shall be subject to and held by the Bank pursuant to the terms of this Security Agreement.

(c) Make any compromise or settlement with respect to the Collateral that the Bank, in its sole and absolute discretion, deems proper.

(d) Insure and do such other acts as the Bank deems necessary, in its sole discretion, to preserve or protect the Collateral.

(e) Cause the Collateral to be transferred to the Bank’s name or the name of the Bank’s nominee.

(f) With respect to the Collateral, exercise all rights, powers and remedies of an owner but excluding any voting rights.

6.	Events of Default. Any one or more of the following described events shall constitute an event of default (“Event of Default”) hereunder:

(a) Non-Payment: The Debtor shall fail to pay the aggregate principal amount of any Indebtedness when due or interest on the Indebtedness within 5 days of when due.

(b) Performance Under This Agreement: The Debtor shall fail in any material respect to perform or observe any term, covenant or agreement contained in this Security Agreement or in any document, instrument or agreement relating to this Agreement and any such failure shall continue unremedied for more than 30 days after written notice from the Bank to the Borrower(s) of the existence and character of such Event of Default.

(c) Representations and Warranties; Financial Statements: Any representation or warranty made by the Debtor under or in connection with this Security Agreement or any financial statement given by the Debtor or any guarantor shall prove to have been incorrect in any material respect when made or given or when deemed to have been made or given.

(d) Other Agreements: If there is a default under any agreement to which Debtor is a party with the Bank or with a third party or parties resulting in a right by the Bank or such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness.

(e) Insolvency: The Debtor or any guarantor shall: (i) become insolvent or be unable to pay its debts as they mature; (ii) make an assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its properties and assets; (iii) file a voluntary petition in bankruptcy or seeking reorganization or to effect a plan or other arrangement with creditors; (iv) file an answer admitting the material allegations of an involuntary petition relating to bankruptcy or reorganization or join in any such petition; (v) become or be adjudicated a bankrupt; (vi) apply for or consent to the appointment of, or consent that an order be made, appointing any receiver, custodian or trustee, for itself or any of its properties, assets or businesses; or (vii) any receiver, custodian or trustee shall have been appointed for all or substantial part of its properties, assets or businesses and shall not be discharged within 30 days after the date of such appointment.

(f) Execution: Any writ of execution or attachment or any judgment lien shall be issued against any property of the Debtor and shall not be discharged or bonded against or released within 30 days after the issuance or attachment of such writ or lien.

(g) Revocation or Limitation of Guaranty: Any guaranty shall be revoked or limited or its enforceability or validity shall be contested by any guarantor, by operation of law, legal proceeding or otherwise or any guarantor who is a natural person shall die.

(h) Revocation or Limitation of Subordination Agreement: Any subordination agreement shall be revoked or limited or its enforceability or validity shall be contested by any creditor signatory thereto, by operation of law, legal proceeding or otherwise.

(i) Suspension: The Debtor shall voluntarily suspend the transaction of business or allow to be suspended, terminated, revoked or expired any permit, license or approval of any governmental body necessary to conduct the Debtor’s business as now conducted.

(j) Material Adverse Change: If there occurs a material adverse change in the Debtor’s business or financial condition, or if there is a material impairment of the prospect of repayment of any portion of the Indebtedness or there is a material impairment of the value or priority of the Bank’s security interest in the Collateral.

(k) Change in Ownership: There shall occur a sale, transfer, disposition or encumbrance (whether voluntary or involuntary), or an agreement shall be entered into to do so, with respect to more than 10% of the issued and outstanding capital stock of the Debtor.

(l) Impairment of Collateral. There shall occur any injury or damage to all or any part of the Collateral or all or any part of the Collateral shall be lost, stolen or destroyed.

7.	Bank’s Rights and Remedies on Default. Upon the occurrence of any Event of Default, the Bank may, at its sole and absolute election, without demand and only upon such notice as may be required by law:

(a) Acceleration. Declare the Indebtedness and any or all other indebtedness owing to the Bank by the Debtor or any obligor on the Indebtedness (however such indebtedness may be evidenced or secured) immediately due and payable, whether or not otherwise due and payable.

(b) Cease Extending Credit. Cease extending credit to or for the account of the Debtor or any obligor on the Indebtedness under any agreement now existing or hereafter entered into with the Bank.

(c) Termination. Terminate any agreement as to any future obligation of the Bank without affecting the Debtor’s obligations to the Bank or the Bank’s rights and remedies under this Security Agreement or under any other document, instrument or agreement.

(d) Segregate Collections. Require the Debtor to segregate all collections and proceeds of the Collateral so that they are capable of identification and to deliver such collections and proceeds to the Bank, in kind, without commingling, at such times and in such manner as required by the Bank.

(e) Records of Collateral. Require the Debtor to periodically deliver to the Bank records and schedules showing the status, condition and location of the Collateral and such contracts or other matters which affect the Collateral. In connection herewith, the Bank may conduct such audits or other examination of such records, including, but not limited to, verification of balances owing by any account debtor of the Debtor, as the Bank, in its sole and absolute discretion, deems necessary.

(f) Compromise. Grant extensions, compromise claims and settle any account for less than the amount owing thereunder, all without notice to the Debtor or any obligor on or any guarantor of the Indebtedness.

(g) Protection of Security Interest in Collateral. Make such payments and do such acts as the Bank, in its sole judgment, considers necessary and reasonable to protect its security interest in the Collateral. The Debtor hereby irrevocably authorizes the Bank to pay, purchase, contest or compromise any encumbrance, lien or claim which the Bank, in its sole judgment, deems to be prior or superior to its security interest. Further, the Debtor hereby agrees to pay to the Bank, upon demand therefor, all expenses and expenditures (including attorneys’ fees) incurred in connection with the foregoing.

(h) Foreclosure. Enforce any security interest or lien given or provided for under this Security Agreement or under any other document relating to the Collateral, in such manner and such order, as to all or any part of the Collateral, as the Bank, in its sole judgment, deems to be necessary or appropriate and the Debtor hereby waives any and all rights, obligations or defenses now or hereafter established by law relating to the foregoing. In the enforcement of its security interest in the Collateral, the Bank is authorized to enter upon the premises where any Collateral is located and take possession of the Collateral or any part thereof, together with the Debtor’s records pertaining thereto, or the Bank may require the Debtor to assemble the Collateral and records pertaining thereto and make such Collateral and records available to the Bank at a place designated by the Bank. The Bank may sell the Collateral or any portions thereof, together with all additions, accessions and accessories thereto, giving only such notices and following only such procedures as are required by law, at either a public or private sale, or both, with or without having the Collateral present at the time of sale, which sale shall be on such terms and conditions and conducted in such manner as the Bank determines in its sole judgment to be commercially reasonable. The Collateral may be disposed of in its then condition without any preparation or processing. In connection with any disposition of the Collateral, the Bank may disclaim any warranty relating to title, possession or quiet enjoyment. Any deficiency which exists after the disposition or liquidation of the Collateral shall be a continuing liability of any obligor on or any guarantor of the Indebtedness and shall be immediately paid to the Bank.

(i) Non-Exclusivity of Remedies. Exercise one or more of the Bank’s rights set forth herein or seek such other rights or pursue such other remedies as may be provided by law, in equity or in any other agreement now existing or hereafter entered into between the Bank and the Debtor or any obligor on or guarantor of the Indebtedness, or otherwise.

(j) Application of Proceeds. All amounts received by the Bank as proceeds from the disposition or liquidation of the Collateral shall be applied as follows: first, to the costs and expenses of collection, including court costs and reasonable attorneys’ fees, whether or not suit is commenced by the Bank; next, to those costs and expenses incurred by the Bank in protecting, preserving, enforcing, collecting, selling or disposing of the Collateral; next, to the payment of accrued and unpaid interest on all of the Indebtedness; next, to the payment of the outstanding principal balance of the Indebtedness; and last, to the payment of any other indebtedness owed by the Debtor to the Bank. Any excess Collateral or excess proceeds existing after the disposition or liquidation of the Collateral will be returned or paid by the Bank to the Debtor.

If any non-cash proceeds are received in connection with any sale of Collateral, the Bank shall not apply such non-cash proceeds to the Obligations unless and until such proceeds are converted to such; provided, however, that if such non-cash proceeds are not expected on the date of receipt thereof to be converted to cash within one year after such date, the Bank shall use commercially reasonable efforts to convert such non-cash proceeds to cash within such one year period.

8.	Miscellaneous.

(a) Amounts Payable Under this Security Agreement. If the Debtor fails to pay on demand the amount of any obligations referred to in this Security Agreement, the Bank may pay such amount at its option and without any obligation to do so and without waiving any default occasioned by the Debtor’s failure to pay such amount. All amounts so paid by the Bank, together with reasonable attorneys’ fees at trial and on appeal and all other costs, charges and expenses relating to the Indebtedness, shall be a part of the Indebtedness and shall bear interest at the highest rate chargeable on any Indebtedness until paid in full.

(b) Other Terms. Terms not otherwise defined in this Security Agreement shall have the meanings attributed to such terms in the Uniform Commercial Code as in effect on July 1, 2001 and from time to time thereafter.

(c) Reliance. Each warranty, representation, covenant and agreement contained in this Security Agreement shall be conclusively presumed to have been relied upon by the Bank regardless of any investigation made or information possessed by the Bank and shall be cumulative and in addition to any other warranties, representations, covenants or agreements which the Debtor shall now or hereafter give, or cause to be given, to the Bank.

(d) Attorneys’ Fees. Debtor shall pay to the Bank all costs and expenses, including but not limited to reasonable attorneys fees at trial and on appeal, incurred by Bank in connection with the administration, enforcement, including any bankruptcy, appeal or the enforcement of any judgment or any refinancing or restructuring of this Security Agreement or any document, instrument or agreement executed with respect to, evidencing or securing the Indebtedness hereunder.

(e) Notices. All notices, payments, requests, information and demands which either party hereto may desire, or be required to give or make to the other party, shall be given or made to such party by hand delivery or through deposit in the United States mail, postage prepaid, or by telephonic facsimile, addressed to the address set forth below such party’s signature to this Security Agreement or to such other address as may be specified from time to time in writing by either party to the other.

(f) Waiver. Neither the failure nor delay by the Bank in exercising any right hereunder or under any document, instrument or agreement mentioned herein shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder or under any other document, instrument or agreement mentioned herein preclude other or further exercise thereof or the exercise of any other right; nor shall any waiver of any right or default hereunder or under any other document, instrument or agreement mentioned herein constitute a waiver of any other right or default or constitute a waiver of any other default of the same or any other term or provision.

(g) Assignment. This Security Agreement shall be binding upon and inure to the benefit of the Debtor and the Bank and their respective successors and assigns, except that the

Debtor shall not have the right to assign its rights hereunder or any interest herein without the Bank’s prior written consent. The Bank may sell or assign all or any portion of its rights and benefits hereunder and, in connection therewith, may deliver to such prospective buyer or assignee financial statements and other relevant information pertaining to the Debtor or any obligor on the Indebtedness.

(h) Jurisdiction. This Security Agreement and the rights of the parties hereunder to and concerning the Collateral, and any documents, instruments or agreements mentioned or referred to herein, shall be governed by and construed according to the laws of the State of California, without regard to conflict of law principles, to the jurisdiction of whose courts the parties hereby submit.

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be executed as of the date first herein above written.

BANK:		DEBTOR:

BANK OF THE WEST		ALPHATEC SPINE, INC.

BY:	/s/ Kris Ilkov	BY:	/s/ Steven M. Yasbek
NAME:	Kris Ilkov, Vice President	NAME:	Steven Yasbek, Vice President and Chief Financial Officer

ADDRESS:
2051 Palomar Airport Rd Carlsbad, CA 92009